EX-16.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Nationwide Mutual Funds of our report dated December 20, 2023, relating to the financial statements and financial highlights, which appears in Nationwide Destination 2025 Fund and Nationwide Destination Retirement Fund’s Annual Report on Form N-CSR for the year ended October 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Form of Plan of Reorganization”, “Financial Highlights” and “Incorporation of Documents by Reference into the SAI” in such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated February 28, 2024, which is also incorporated by reference in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
September 24, 2024